Exhibit 99.1

LSI INDUSTRIES REPORTS FISCAL 2023 FIRST QUARTER RESULTS

AND DECLARES QUARTERLY CASH DIVIDEND

CINCINNATI, OH. November 2, 2022 – LSI Industries Inc. (NASDAQ: LYTS, “LSI” or the “Company”) a leading U.S. based manufacturer of display solutions and indoor/outdoor lighting, today reported financial results for its fiscal 2023 first quarter.

FISCAL 2023 FIRST QUARTER

●	Net Sales +19% y/y to $127.1 million
●	Net Income +100% y/y to $6.3 million; Adjusted Net Income of $7.1 million
●	Diluted EPS of $0.22; Adjusted EPS of $0.25
●	EBITDA of $12.4 million; Adjusted EBITDA $13.3 million or 10.5%/sales
●	Free Cash Flow of $10.1 million
●	Debt net leverage decline of 32% y/y to 1.7x

For the fiscal first quarter 2023, LSI delivered significant year-over-year growth in net sales, driven by strong demand in the Company’s key vertical markets for both Lighting and Display Solution products. Operating Income, net income, and adjusted EBITDA each increased substantially on a year-over-year basis in the first quarter, driven by a combination of higher net sales and strong margin realization.

The Company reported fiscal first quarter net sales of $127.1 million, an increase of 19% versus the prior-year period. Reported net income was $6.3 million, or $0.22 per diluted share, versus $3.1 million, or $0.11 per diluted share in the prior-year period. Adjusted net income was $7.1 million, or $0.25 per diluted share in the fiscal first quarter, compared to $3.5 million, or $0.13 per diluted share last year.

The Company reported adjusted EBITDA of $13.3 million in the fiscal first quarter, an increase of 76% versus the prior-year period. LSI reported an adjusted EBITDA margin rate of 10.5% in the first quarter, versus 7.1% in the first quarter last year, driven by a combination of volume growth, improved price realization, disciplined cost management and a more favorable sales mix. A reconciliation of GAAP to non-GAAP financial results is included in the attached press release schedules.

LSI generated free cash flow of $10.1 million in the fiscal first quarter, driven by year-over-year growth in operating cash flow, together with improved non-cash working capital management. Improved cash flow conversion resulted in a corresponding reduction in the ratio of net debt to trailing twelve-month adjusted EBITDA to 1.7x, LSI’s lowest level in nearly two years.

The Company declared a regular cash dividend of $0.05 per share payable on November 22, 2022, to shareholders of record on November 14, 2022.

LSI Industries First Quarter 2023 Results

November 2, 2022

MANAGEMENT COMMENTARY

“During a period of broader market volatility, LSI delivered strong first quarter results, highlighted by substantial growth in net sales, margin rate, and profitability,” stated James A. Clark, President, and Chief Executive Officer of LSI. “These strong results reflect continued execution of our vertical market strategy, which prioritizes resource allocation toward those highest-return opportunities where LSI is uniquely positioned to win. Our bundled solutions, technical expertise and customer-centric service model remain key areas of competitive differentiation for us, positioning us to drive margin expansion. Despite widely recognized inflationary headwinds, we achieved an adjusted EBITDA margin rate of 10.5% in the first quarter, LSI’s highest in over ten years, a testament to the efforts of our entire team.

“We generated strong year-over-year growth in free cash flow during the first quarter, resulting in a further reduction in our net leverage to 1.7x, or the lowest in nearly two years,” continued Clark. “With supply chains continuing to stabilize, we have reduced the pace of investment in new inventory to ensure product availability, leading to a corresponding improvement in non-cash working capital efficiency. We expect that, for the full-year fiscal 2023, we are on-track to deliver significant year-over-year improvement in free cash flow and debt reduction, the combination of which will enable the company to pursue opportunistic organic and inorganic growth investments.

“During the fiscal first quarter, we continued to see quote and order activity across our vertical markets outpace growth rates within the broader, domestic non-residential construction market,” continued Clark. “Total first quarter orders were 12% above the prior-year period, with both the Lighting and Display Solutions segments achieving double digit growth, building upon solid prior year results.

“At this year’s annual National Association of Convenience Stores (NACS) conference, we had one of our most successful trade shows in years, with strong interest from customers and partners,” noted Clark. “At the trade show we launched our REDiMount™ product, revolutionary lighting solution for refueling station/convenience store canopies that reduces installation time by more than 50%. This product is an excellent example of our collaborative, customer-centric approach to product innovation, an approach that facilitates rapid adoption our products as they come to market.

“Our Lighting segment had an outstanding quarter with sales increasing over 30%, gross margin rate improving 290 bps, and operating income increasing 109% compared to the same quarter last year. Demand for our products was strong across all channels, including double-digit sales growth in both project business and shipments to distributor stock.

Our efforts over the last two years to strengthen our lighting offering for select vertical market applications continues to position LSI to win additional business. While sales for both indoor and outdoor products increased significantly, first quarter sales for key indoor applications increased by more than doubled versus the prior year, driven primarily by new product introductions. We continue meet the demanding delivery/service requirements of the market, capitalizing on our supply chain capabilities, and recently reduced lead-times for certain key products. First quarter Lighting orders increased 11% compared to the prior year period, and we exited the quarter with a healthy backlog.

“Our Display Solutions segment continued to experience solid sales growth, led by the grocery and refueling/convenience-store verticals,” continued Clark. “The Display Solution gross margin rate increased 450 bps compared to the prior year-period, reflecting improved pricing on all major project programs, together with favorable project mix. As a result, operating income improved more than 70% versus the year-ago period. Inquiries and design work for prospective new programs continue at a healthy level in our largest vertical markets, which include Grocery, Refueling/C-Store and QSR (Quick Serve Restaurants). Display Solutions orders for the first quarter were 12% above prior year. We have strong, well-established positions with both companies in the recently announced combination of two of the nation’s largest grocery store chains and are excited about future growth opportunities.

LSI Industries First Quarter 2023 Results

November 2, 2022

“Total Display Solution sales were constrained during the first quarter, as shipments of digital menu board systems to quick-serve restaurant (QSR) customers were delayed due to site installation scheduling changes and temporary component availability issues. We’ve balanced both the site scheduling and component supply chain challenges for the last eighteen months and expect availability will correct over the near-term, allowing menu-board shipment activity to increase in the fiscal second quarter. In addition, we completed initial turnkey installations of display products for a re-branding program with a global oil company for re-fueling sites in Puerto Rico. The majority of installations for this $10+ million program are scheduled for completion in the fiscal second quarter of 2023.

“LSI enters the fiscal second quarter with continued momentum and is well-positioned to build on the success of the last two years,” concluded Clark. “We continue to win additional business in both new and existing market verticals as evidenced by a growing backlog of activity. Relationships with our partners and customers have never been stronger, as they increasingly recognize the value of our solutions and our on-going commitment to satisfy their unique requirements.”

CONFERENCE CALL

A conference call will be held today at 11:00 A.M. ET to review the Company’s financial results and conduct a question-and-answer session.

A webcast of the conference call and accompanying presentation materials will be available in the Investor Relations section of LSI Industries’ website at www.lsicorp.com. Individuals can also participate by teleconference dial-in. To listen to a live broadcast, go to the site at least 15 minutes prior to the scheduled start time to register, download and install any necessary audio software.

Details of the conference call are as follows:

Call Dial-In:	1-877-407-4018
Conference ID:	13733404

Call Replay:	1-844-512-2921
Replay Passcode:	13733404

A replay of the conference call will be available between November 2, 2022, and November 16, 2022.  To listen to a replay of the teleconference via webcast, please visit the Investor Relations section of LSI Industries’ website at www.lsicorp.com

LSI Industries First Quarter 2023 Results

November 2, 2022

ABOUT LSI INDUSTRIES

Headquartered in Greater Cincinnati, LSI is a publicly held company traded over the NASDAQ Stock Exchange under the symbol LYTS. The company manufactures non-residential lighting and retail display solutions. Non-residential lighting consists of high-performance, American-made lighting solutions. The Company’s strength in outdoor lighting applications creates opportunities to introduce additional solutions to its valued customers. Retail display solutions consist of graphics solutions, digital signage and technically advanced food display equipment for strategic vertical markets. LSI’s team of internal specialists also provide comprehensive project management services in support of large-scale product rollouts. The company employs about 1,400 people at 11 manufacturing plants in the U.S. and Canada. Additional information about LSI is available at www.lsicorp.com.

FORWARD-LOOKING STATEMENTS

For details on the uncertainties that may cause our actual results to be materially different than those expressed in our forward-looking statements, visit https://investors.lsicorp.com as well as our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q which contain risk factors.

INVESTOR & MEDIA CONTACT

Noel Ryan, IRC

720.778.2415

LYTS@vallumadvisors.com

LSI Industries First Quarter 2023 Results

November 2, 2022

(Unaudited)	Three Months Ended September 30
(In thousands, except per share data)	2022	2021	% Change
Net sales	$127,069	$106,397	19%

Operating income as reported	10,021	4,444	125%

Stock compensation expense	551	556
Consulting expense: Commercial Growth Initiatives	303	-
Severance costs	12	-

Operating income as adjusted	$10,887	$5,000	118%

Net income as reported	$6,262	$3,133	100%

Net income as adjusted	$7,077	$3,540	100%

Earnings per share (diluted) as reported	$0.22	$0.11	100%

Earnings per share (diluted) as adjusted	$0.25	$0.13	92%

	(amounts in thousands)
	September 30,	June 30,
	2022	2022
Working capital	$90,473	$84,298
Total assets	$319,501	$311,080
Long-term debt	$73,975	$76,025
Other long-term liabilities	$11,862	$12,667
Shareholders' equity	$153,729	$147,769

Three Months Ended September 30, 2022, Results

Net sales for the three months ended September 30, 2022, were $127.1 million, up 19% from the three months ended September 30, 2021, net sales of $106.4 million. Lighting Segment net sales of $67.5 million increased 32% and Display Solutions Segment net sales of $59.6 million increased 8% from last year’s first quarter net sales. Net income for the three months ended September 30, 2022, was $6.3 million, or $0.22 per share, compared to $3.1 million or $0.11 per share for the three months ended September 30, 2021. Earnings per share represents diluted earnings per share.

Balance Sheet

The balance sheet at September 30, 2022, included current assets of $170.4 million, current liabilities of $79.9 million and working capital of $90.5 million, which includes cash of $9.0 million. The current ratio was 2.1 to 1. The balance sheet included shareholders’ equity of $153.7 million and long-term debt of $74.0 million. It is the Company’s priority to continuously generate sufficient cash flow, coupled with an approved credit facility, to adequately fund operations.

LSI Industries First Quarter 2023 Results

November 2, 2022

Cash Dividend Actions

The Board of Directors declared a regular quarterly cash dividend of $0.05 per share in connection with the first quarter of fiscal 2023, payable November 22, 2022, to shareholders of record as of the close of business on November 14, 2022. The indicated annual cash dividend rate is $0.20 per share. The Board of Directors has adopted a policy regarding dividends which provides that dividends will be determined by the Board of Directors in its discretion based upon its evaluation of earnings both on a GAAP and non-GAAP basis, cash flow requirements, financial condition, debt levels, stock repurchases, future business developments and opportunities, and other factors deemed relevant by the Board.

Non-GAAP Financial Measures

This press release includes adjustments to GAAP operating income, net income, and earnings per share for the three months ended September 30, 2022, and 2021. Operating income, net income, and earnings per share, which exclude the impact of stock compensation expense, commercial growth opportunity expense, and severance costs, are non-GAAP financial measures. We exclude these items because we believe they are not representative of the ongoing results of operations of the business. Also included in this press release are non-GAAP financial measures, including Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA and Adjusted EBITDA), and Free Cash Flow. We believe that these are useful as supplemental measures in assessing the operating performance of our business. These measures are used by our management, including our chief operating decision maker, to evaluate business results, and are frequently referenced by those who follow the Company. These non-GAAP measures may be different from non-GAAP measures used by other companies. In addition, the non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations, in that they do not reflect all amounts associated with our results as determined in accordance with U.S. GAAP. Therefore, these measures should be used only to evaluate our results in conjunction with corresponding GAAP measures. Below is a reconciliation of these non-GAAP measures to net income and earnings per share reported for the periods indicated along with the calculation of EBITDA, Adjusted EBITDA, Free Cash Flow, and Net Debt to Adjusted EBITDA.

LSI Industries First Quarter 2023 Results

November 2, 2022

	Three Months Ended
	September 30
(In thousands, except per share data)	2022		2021
		Diluted		Diluted
Reconciliation of net income to adjusted net income		EPS		EPS
Net income as reported	$6,262	$0.22	$3,133	$0.11

Stock compensation expense	420	0.01	407	0.02

Consulting expense: Commercial Growth Initiatives	226	0.01	-	-

Severance costs	9	-	-	-

Tax rate difference between reported and adjusted net income	160	0.01	-	-

Net income adjusted	$7,077	$0.25	$3,540	$0.13
NOTE: All adjustments are net of tax except for the adjustment of the tax impact from the change in the estimated annual tax rate

(Unaudited; In thousands)	Three Months Ended September 30
EBITDA and Adjusted EBITDA
	2022	2021	% Change
Operating Income as reported	$10,021	$4,444	125%

Depreciation and amortization	2,421	2,563
EBITDA	$12,442	$7,007	78%

Stock compensation expense	551	556
Consulting expense: Commercial Growth Initiatives	303	-
Severance costs	12	-
Adjusted EBITDA	$13,308	$7,563	76%

(Unaudited; In thousands)	Three Months Ended September 30
Free Cash Flow
	2022	2021	% Change
Cash flow from operations	$10,583	$(7,889)	NM

Capital expenditures	(434)	(297)
Free cash flow	$10,149	$(8,186)	NM

LSI Industries First Quarter 2023 Results

November 2, 2022

Net Debt to Adjusted EBITDA Ratio	September 30,
(amounts in thousands)	2022	2021
Current Maturity of Debt	$3,571	$3,571
Long-Term Debt	73,975	76,025
Total Debt	$77,546	$79,596
Less: Cash	(9,028)	(2,570)
Net Debt	$68,518	$77,026
Adjusted EBITDA - Trailing Twelve Months	$40,836	$30,907
Net Debt to Adjusted EBITDA Ratio	1.7	2.5

(Unaudited)	Three Months Ended September 30
(In thousands, except per share data)	2022	2021
Net sales	$127,069	$106,397

Cost of products sold	92,319	81,887
Severance costs	12	-

Gross profit	34,738	24,510

Selling and administrative costs	24,717	20,066

Operating Income	10,021	4,444

Other (income) expense	213	79
Interest expense, net	788	234

Income before taxes	9,020	4,131

Income tax	2,758	998

Net income	$6,262	$3,133

Weighted Average Common Shares Outstanding
Basic	27,641	26,996
Diluted	28,664	27,743

Earnings Per Share
Basic	$0.23	$0.12
Diluted	$0.22	$0.11

LSI Industries First Quarter 2023 Results

November 2, 2022

	(amounts in thousands)
	September 30,	June 30,
	2022	2022
Current assets	$170,407	$158,917
Property, plant and equipment, net	26,277	27,158
Other assets	122,817	125,005
Total assets	$319,501	$311,080

Current maturities of long-term debt	$3,571	$3,571
Other current liabilities	76,364	71,048
Long-term debt	73,975	76,025
Other long-term liabilities	11,862	12,667
Shareholders' equity	153,729	147,769
	$319,501	$311,080